Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Stratum Holdings Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0001 par value, that may be issued to the selling stockholder	(1)	457(a)	69,718,800	$0.4180	$29,142,458.40	0.000087	$2,535.39

Total Offering Amounts:							$29,142,458.40		2,535.39
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$2,535.39

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Offering Note(s)

(1)	The shares registered hereunder represent shares of common stock that may be issued to the selling stockholder pursuant to the amended and restated equity purchase facility agreement, dated September 18, 2025, between the registrant and the selling stockholder. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the registrant is also registering hereunder an indeterminate number of shares of common stock that may be issued and resold resulting from stock splits, stock dividends or similar transactions. The Proposed Maximum Offering Price Per Unit was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock reported on the Nasdaq Capital Market on October 23, 2026.